AGREEMENT AND PLAN OF MERGER
                          ----------------------------

     THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of June 18th, 2004, by and between TEN STIX, INC., a Colorado corporation ("Ten Stix Colorado"), and TEN STIX, INC., a Nevada corporation ("Ten Stix Nevada"). Ten Stix Colorado and Ten Stix Nevada are sometimes referred to as the "Constituent Corporations."

     The authorized capital stock of Ten Stix Colorado consists of five hundred million one hundred thousand (500,100,000) shares, divided into five hundred million (500,000,000) shares of Common Stock, par value $0.001 per share, and one hundred thousand (100,000) shares of Preferred Stock, par value $0.001 per share. The authorized capital stock of Ten Stix Nevada , upon effectuation of the transactions set forth in this Merger Agreement, will consist of five hundred twenty-five million (525,000,000) shares, divided into five hundred million (500,000,000) shares of Common Stock par value $0.001, and twenty-five million (25,000,000) shares of Preferred Stock par value of $0.001.

     The directors of the Constituent Corporations deem it advisable and to the advantage of the Constituent Corporations that Ten Stix Colorado merge into Ten Stix Nevada upon the terms and conditions herein provided.

     NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that Ten Stix Colorado shall merge into Ten Stix Nevada on the following terms, conditions and other provisions:

1.   TERMS AND CONDITIONS.
     --------------------

     1.1 MERGER. Ten Stix Colorado shall be merged with and into Ten Stix Nevada (the "Merger"), and Ten Stix Nevada shall be the surviving corporation (the "Surviving Corporation") effective upon the date when this Merger Agreement is filed with the Secretary of State of Nevada (the "Effective Date").

     1.2 SUCCESSION. On the Effective Date, Ten Stix Nevada shall continue its corporate existence under the laws of the State of Nevada, and the separate existence and corporate organization of Ten Stix Colorado, except insofar as it may be continued by operation of law, shall be terminated and cease.

     1.3 TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     1.4 COMMON STOCK OF TEN STIX COLORADO AND TEN STIX NEVADA. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of the Common Stock of Ten Stix Colorado issued and outstanding immediately prior thereto shall be converted into shares of fully paid and nonassessable shares of the Common Stock of Ten Stix Nevada at a ratio of one to one (1:1), each share of Common Stock of Ten Stix Nevada issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares, and (ii) each share of the Preferred Stock of Ten Stix Colorado issued and

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outstanding immediately prior to thereto shall be converted into shares of fully paid and nonassessable shares of Preferred Stock of Ten Stix Nevada at a ratio of one to one (1:1), each share of Preferred Stock of Ten Stix Nevada issued and outstanding immediately prior thereto shall be cancelled and returned to the status of authorized but unissued shares.

     1.5 STOCK CERTIFICATES. On and after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the Common Stock of Ten Stix Colorado shall be deemed for all purposes to evidence ownership of and to represent the shares of Ten Stix Nevada into which the shares of Ten Stix Colorado represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of Ten Stix Nevada evidenced by such outstanding certificate as above provided.

     1.6 OPTIONS. On the Effective Date, the Surviving Corporation will assume and continue Ten Stix Colorado's stock awards plans, if any, and the outstanding and unexercised portions of all options to purchase Common Stock of Ten Stix Colorado including without limitation all options outstanding under such stock plan and any other outstanding options, shall be converted into options of Ten Stix Nevada, such that an option for shares of Ten Stix Colorado shall be converted into an option for shares of Ten Stix Nevada at a ratio of one to one (1:1). No other changes in the terms and conditions of such options will occur. Effective on the Effective Date, Ten Stix Nevada hereby assumes the outstanding and unexercised portions of such options and the obligations of Ten Stix Colorado with respect thereto.

2.   CHARTER DOCUMENTS, DIRECTORS AND OFFICERS.
     -----------------------------------------

     2.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of Ten Stix Nevada in effect on the Effective Date shall continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

     2.2 DIRECTORS. The directors of Ten Stix Colorado immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.

     2.3 OFFICERS. The officers of Ten Stix Colorado immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

3.   MISCELLANEOUS.
     -------------

     3.1 FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of Ten Stix Colorado such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Ten Stix Colorado and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of Ten Stix Colorado or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     3.2 AMENDMENT. At any time before or after approval by the shareholders of Ten Stix Colorado this Merger Agreement may be amended in any manner (except that, after the approval of the Merger Agreement by the shareholders of Ten Stix Colorado the principal terms may not be amended without the further approval of the shareholders of Ten Stix Colorado) as may be determined in the judgment of the respective Board of Directors of Ten Stix Nevada and Ten Stix Colorado to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

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     3.3 CONDITIONS TO MERGER. The obligations of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

          (a) the Merger shall have been approved by the shareholders of Ten Stix Colorado in accordance with applicable provisions of the Corporations and Associations Act of the State of Colorado; and

          (b) Ten Stix Colorado as sole stockholder of Ten Stix Nevada, shall have approved the Merger in accordance with the Revised Statutes of the State of Nevada; and

          (c) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of Ten Stix Colorado to be material to consummation of the Merger shall have been obtained.

     3.4 ABANDONMENT OR DEFERRAL. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either Ten Stix Colorado or Ten Stix Nevada or both, notwithstanding the approval of this Merger Agreement by the shareholders of Ten Stix Colorado or Ten Stix Nevada, the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of Ten Stix Colorado and Ten Stix Nevada, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that Ten Stix Colorado shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

     3.5 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of Ten Stix Colorado and Ten Stix Nevada, is hereby executed on behalf of each corporation and attested by their respective officers thereunto duly authorized.



TEN STIX, INC.                                 TEN STIX, INC.
a Colorado corporation                         a Nevada corporation

/s/ Thomas E. Sawyer                           /s/ Thomas E. Sawyer
_______________________________                ______________________________
By:      Thomas E. Sawyer                      By:      Thomas E. Sawyer
Title:   President                             Title:   President



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